Exhibit 10.15

Confidential Treatment Requested by BitFuFu Inc. [***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

Supplementary Agreement to Server Purchase and Hosting Service Framework Agreement

Party A：【Fufu technology limited (HK COMPANY NO. 2999288) 】

Party B： [***]

Whereas:

Party A and Party B signed the Server Purchase and Hosting Service Framework Agreement (hereinafter referred to as the “original agreement”) on June 25, 2021. Now, both parties have reached consensus through negotiation to sign this Supplementary Agreement (“this Agreement”) on October 20, 2021 and reach the following opinions:

1 Purchase and Hosting of Products

Party A purchases from Party B the supercomputing servers with the particulars of the model specifics, specification, price, product warranty and other information as follows：

Model: Ant Miner S19i

HASH Power: 88.5t/set

Energy Consumption Ratio: 34.5 J/T

Unit Price in this batch: [***]

Repair and maintenance fee: The warranty period of the Product is 6 months from the delivery date. After the warranty period, the repair and maintenance fee will be charged to Party A according to the actual maintenance cost of the servers.

Procurement period: July 1, 2021 to December 31, 2021

Quantity of Products purchased: Party A purchases 3000 servers within the above procurement period according to its own business plan. If Party A fails to complete the procurement of 3000 servers before December 31, 2021, Party A shall pay Party B the purchase price according to the agreed unit price and the quantity of 3000 servers; If the actual purchases amount exceeds the above quantity, the total purchase price shall be calculated according to the unit selling price and actual quantity of servers, and the payment shall be made according to the actual situation.

Product purchase process under this Contract: Party A purchases from Party B the supercomputing server products that have been deployed in the cloud Data Center (hereinafter referred to as “Data Center”), and Party A shall submit a Purchase Order to Party B one month in advance according to its own demands. Within no more than one month after the order is submitted, Party B shall deliver the installed and debugged server to Party A, and the server shall meet all conditions for startup and operation. After Party B delivers the server to Party A, both parties shall sign the handover list.

2 Other

2.1 This supplementary agreement is supplementary to the original agreement. In case of any inconsistency between the original agreement and this supplementary agreement, this supplementary agreement shall prevail. If there is no agreement in this agreement, the original agreement shall prevail.

2.2 This supplementary agreement is made in duplicate, one for each party, with the same legal effect.

2.3 This supplementary agreement shall come into force after being signed and sealed by both parties.

(No text below)

Party A(Seal):	/s/ LU Liang	Party B(Seal):	[***]

Date ：	Date：